Exhibit 99.1

NewsRelease

TC PipeLines, LP Reports Strong 2007 Results

CALGARY, Alberta – February 22, 2008 – (Nasdaq: TCLP) – TC PipeLines, LP (the Partnership) today reported fourth quarter 2007 net income of $26.7 million or $0.70 per common unit (all amounts in U.S. dollars), an increase of $15.4 million or 136 per cent compared to $11.3 million or $0.60 per common unit for the same period last year.

For the year ended December 31, 2007, the Partnership reported net income of $89.0 million or $2.51 per common unit, an increase of $44.3 million or 99 per cent compared to $44.7 million or $2.39 per common unit for 2006. The increase in net income is primarily due to the positive impact of the Partnership’s acquisitions.

In fourth quarter 2007, the Partnership received total cash distributions of $44.1 million, $20.3 million from Great Lakes Gas Transmission Limited Partnership (Great Lakes) and $23.8 million from Northern Border Pipeline Company (Northern Border). The total cash distributions received represent an $18.3 million increase compared to the same quarter last year.

For the year ended December 31, 2007, the Partnership received total cash distributions of $147.6 million, $61.3 million from Great Lakes and $86.3 million from Northern Border. The total cash distributions received in 2007 represent a $59.5 million increase compared to $88.1 million in the prior year.

Cash distributions paid by the Partnership were $25.4 million or $0.66 per common unit in fourth quarter 2007, an increase of $14.1 million compared to $11.3 million or $0.60 per common unit for the same period last year.

Cash distributions paid by the Partnership in 2007 were $86.7 million or $2.565 per common unit, an increase of $43.2 million compared to $43.5 million or $2.325 per common unit in 2006.

“We achieved a significant increase in both net income and cash flow in 2007 primarily as a result of our accretive acquisitions of interests in Great Lakes and Tuscarora,” said Russ Girling, chairman and chief executive officer of TC PipeLines GP, Inc. “This strong performance contributed to four consecutive quarterly increases underpinning a 12 per cent increase in our cash distributions to our unitholders year over year.”

Financial Highlights
	Three months ended December 31		Twelve months ended December 31
(unaudited)
(millions of dollars except per common unit amounts)	2007	2006	2007	2006
Net income	26.7	11.3	89.0	44.7
Per common unit (1)	$0.70	$0.60	$2.51	$2.39
Partnership cash flows (2)	41.3	19.2	134.7	69.9
Cash distributions paid	25.4	11.3	86.7	43.5
Cash distributions declared per common unit (3)	$0.665	$0.60	$2.63	$2.35
Weighted average common units oustanding (millions)	34.9	17.5	32.3	17.5
Common units outstanding (millions)	34.9	17.5	34.9	17.5

(1) Net income per common unit is computed by dividing net income, after deduction of the general partner's allocation, by the weighted average number of common units outstanding. The general partner's allocation is computed based upon the general partner's two per cent interest plus an amount equal to incentive distributions.

(2) Partnership cash flows is a non-GAAP financial measure. Refer to the section entitled "Partnership Cash Flows" for further detail.

(3) The Partnership's 2007 fourth quarter cash distribution was paid on February 14, 2008 to unitholders of record as of January 31, 2008.

Recent Developments
On December 31, 2007, the Partnership acquired the remaining two per cent general partner interest in Tuscarora Gas Transmission Company (Tuscarora), increasing its ownership interest to 100 per cent. One per cent was purchased from a wholly-owned subsidiary of TransCanada Corporation, while the other one per cent was purchased from Sierra Pacific Resources for a combined purchase price of $3.9 million.

Net Income
Fourth Quarter 2007
The Partnership reported fourth quarter 2007 net income of $26.7 million or $0.70 per common unit, an increase of $15.4 million or 136 per cent compared to $11.3 million or $0.60 per common unit for the same quarter last year. The increase in net income is primarily due to the positive impact of the Partnership’s acquisitions which included a 46.45 per cent general partner interest in Great Lakes on February 22, 2007, and a 49 per cent general partner interest in Tuscarora acquired on December 19, 2006. Partially offsetting these positive contributions to earnings were increased financial charges due to a higher outstanding debt balance.

Equity income from the Partnership’s investment in Great Lakes contributed $14.7 million to net income in fourth quarter 2007. Great Lakes’ net income in fourth quarter 2007 was $31.7 million, in line with the Partnership’s expectations.

Equity income from the Partnership’s investment in Northern Border contributed $16.9 million in fourth quarter 2007, an increase of $0.4 million compared to $16.5 million for the same period in 2006. The increase in equity income from Northern Border was primarily due to increased transmission revenues, partially offset by increased operating and depreciation expenses. Transmission revenues were $2.0 million higher in the current period due to an overall increase in volumes sold. This was partially offset by the reduction of long-term rates effective January 1, 2007 as a result of the 2005 rate case settlement, and an increase in volumes sold at a discount.

Operating expenses were $0.9 million higher in fourth quarter 2007 due to increased operations and maintenance expenses, partially offset by a decrease in taxes other than income.

Tuscarora’s contribution to the Partnership’s net income was $3.0 million in fourth quarter of 2007 compared to $1.4 million for the same period in the prior year. The acquisition of an additional 49 per cent general partner interest in Tuscarora on December 19, 2006 was the primary contributor of the incremental $1.6 million to the Partnership’s net income.

The Partnership’s operating expenses of $1.9 million for fourth quarter 2007 increased $1.0 million compared to $0.9 million for the same period in the prior year. The Partnership’s operating expenses for the fourth quarters of 2007 and 2006 include $1.2 million and $0.1 million, respectively, related to the consolidation of Tuscarora’s operations. Excluding the Tuscarora operating expenses, the Partnership’s general and administrative expenses of $0.7 million in fourth quarter 2007 were consistent with the $0.8 million of expenses incurred in fourth quarter 2006.

Financial charges, net and other were $8.3 million in fourth quarter 2007, an increase of $2.3 million compared to $6.0 million for the same period last year. The Partnership’s financial charges, net and other, for the fourth quarters of 2007 and 2006 included $1.0 million and $0.2 million of Tuscarora’s financial charges, respectively, as a result of the Partnership’s consolidation of Tuscarora operations. Excluding the Tuscarora financial charges, the Partnership’s financial charges were $7.3 million in fourth quarter 2007 compared to $5.8 million for the same period in the prior year. The increase in Partnership financial charges is due primarily to higher average debt outstanding as a result of additional financing in 2006 and 2007 for acquisitions, partially offset by a $0.5 million gain related to hedging activity.

Year Ended December 31, 2007
The Partnership reported net income of $89.0 million or $2.51 per common unit for the year ended December 31, 2007, an increase of $44.3 million or 99 per cent compared to $44.7 million or $2.39 per common unit for 2006. The increase in net income is primarily due to the positive impact of the Partnership’s acquisitions.

Equity income from the Partnership’s investment in Great Lakes contributed $49.0 million to net income in 2007. Great Lakes’ net income for the period from acquisition to December 31, 2007 was $105.5 million, in line with the Partnership’s expectations.  Great Lakes’ revenues are primarily derived from its interstate natural gas transmission service.  In 2007, approximately 90 per cent of Great Lakes’ transportation revenues was derived from long-term firm service.

Equity income from the Partnership’s investment in Northern Border contributed $61.2 million for the year ended December 31, 2007, an increase of $4.6 million compared to $56.6 million in the prior year. The additional 20 per cent general partner interest in Northern Border acquired on April 6, 2006 increased the equity income from Northern Border by $7.1 million in 2007 compared to 2006. Partially offsetting this increase is the impact of a $5.8 million decrease in Northern Border’s net income. Transmission revenues were $1.5 million lower in 2007 compared to 2006 due to the reduction of long-term rates effective January 1, 2007 and an increase in volumes sold at a discount partially offset by an overall increase in volumes sold. Northern Border’s operating expenses increased $2.5 million over the prior year primarily due to a one-time transition cost of $2.3 million for shared capital assets previously used to support Northern Border’s operations. Depreciation expense increased by $2.0 million over the prior year primarily due to the change in depreciation rates effective January 1, 2007 as a result of the 2005 rate case settlement.

Tuscarora’s contribution to the Partnership’s net income was $11.4 million for the year ended December 31, 2007 compared to $6.3 million in the prior year. The $5.1 million increase is primarily due to the additional 49 per cent general partner interest in Tuscarora acquired on December 19, 2006, partially offset by decreased revenues due to reduced settlement transportation rates that went into effect on June 1, 2006.

The Partnership’s operating expenses of $8.3 million for the year ended December 31, 2007 increased $5.6 million compared to $2.7 million in the prior year. The Partnership’s operating expenses in 2007 and 2006 include $4.9 million and $0.1 million, respectively, related to the consolidation of Tuscarora’s operations. Excluding the Tuscarora operating expenses, the Partnership’s general and administrative expenses of $3.4 million in 2007 were $0.8 million greater than 2006 primarily due to increased salary expenses.

Financial charges, net and other were $33.8 million for the year ended December 31, 2007, an increase of $18.0 million compared to $15.8 million in the prior year. The Partnership’s financial charges, net and other in 2007 and 2006 include $4.4 million and $0.2 million, respectively, related to the financial charges of Tuscarora. Excluding the financial charges related to Tuscarora, the Partnership’s financial charges were $29.4 million in 2007 compared to $15.6 million in 2006. The increase in Partnership financial charges is due primarily to higher average debt outstanding as a result of additional financing in 2006 and 2007 related to acquisitions, partially offset by a $1.4 million gain related to hedging activity.

Partnership Cash Flows
The following Partnership cash flows information is presented to enhance investors’ understanding of the way that management analyzes the Partnership’s financial performance:

	Three months ended December 31		Twelve months ended December 31
(unaudited)
(millions of dollars except per common unit amounts)	2007	2006	2007	2006
Total cash distributions received (a)	44.1	25.8	147.6	88.1
Cash flows from Tuscarora's operating activities (b)	5.2	-	19.9	-
Partnership costs (c)	(8.0)	(6.6)	(32.8)	(18.2)
Partnership cash flows (c)	41.3	19.2	134.7	69.9
Partnership cash flows per common unit	$1.18	$1.10	$4.17	$3.99
Cash distributions paid	(25.4)	(11.3)	(86.7)	(43.5)
Cash distributions paid per common unit	$0.660	$0.600	$2.565	$2.325

(a) Reconciliation of non-GAAP financial measure:  Total cash distributions received is a non-GAAP financial measure which is the sum of equity income from investment in Great Lakes, return of capital from Great Lakes, equity income from investment in Northern Border, return of capital from Northern Border and up until December 19, 2006, equity income from investment in Tuscarora and return of capital from Tuscarora. It is provided as a supplement to results reported in accordance with GAAP. Management believes that this is a meaningful measure to assist investors in evaluating the levels of cash distributions from the Partnership's investments. Below is a reconciliation of total cash distributions received to GAAP financial measures:

	Three months ended December 31		Twelve months ended December 31

(millions of dollars)	2007	2006	2007	2006
Equity income from investment in Great Lakes	14.7	-	49.0	-
Return of capital from Great Lakes	5.6	-	12.3	-
Cash distributions from Great Lakes	20.3	-	61.3	-

Equity income from investment in Northern Border	16.9	16.5	61.2	56.6
Return of capital from Northern Border	6.9	7.8	25.1	23.8
Cash distributions from Northern Border	23.8	24.3	86.3	80.4

Equity income from investment in Tuscarora	-	1.0	-	5.9
Return of capital from Tuscarora	-	0.5	-	1.8
Cash distributions from Tuscarora	-	1.5	-	7.7
Total cash distributions received	44.1	25.8	147.6	88.1

(b) The Partnership accounted for its investment in Tuscarora using the equity method until December 19, 2006 and began consolidating Tuscarora's operations upon acquisition of an additional 49 per cent general partner interest. Cash flows from Tuscarora's operating activities is the GAAP measure cash generated from operations reported in Tuscarora's financial statements. Cash flows from Tuscarora's operating activities for 2006 have not been included in the above analysis as the Partnership effectively accounted for Tuscarora on a consolidated basis for only the last 11 days of the year.

(c) Reconciliation of non-GAAP financial measure:  Partnership cash flows is a non-GAAP financial measure which is the sum of cash distributions received and cash flows from Tuscarora's operating activities less Partnership costs.  We exclude Tuscarora's costs from the Partnership costs so that investors may evaluate our costs independent of costs directly attributable to our investments.  Management believes that this is a useful measure to assist investors in evaluating the Partnership's cash flow from its operating activities. A reconciliation of Partnership costs is summarized below:

	Three months ended December 31		Twelve months ended December 31

(millions of dollars)	2007	2006	2007	2006
Operating expenses	1.9	0.9	8.3	2.7
Financial charges, net and other	8.3	6.0	33.8	15.8
Less:
Operating expenses and financial charges from Tuscarora	(2.2)	(0.3)	(9.3)	(0.3)
Partnership costs	8.0	6.6	32.8	18.2

Fourth Quarter 2007
In fourth quarter 2007, Partnership cash flows were $41.3 million, an increase of $22.1 million or 115 per cent compared to $19.2 million for the same period last year. Total cash distributions received increased $18.3 million to $44.1 million in fourth quarter 2007 from $25.8 million in fourth quarter 2006 primarily due to cash distributions received from Great Lakes. Cash flows from Tuscarora’s operating activities were $5.2 million for fourth quarter 2007. The Partnership incurred costs of $8.0 million in fourth quarter 2007 compared to $6.6 million in the same period last year.

The acquisition of a 46.45 per cent general partner interest in Great Lakes on February 22, 2007 contributed $20.3 million to cash distributions received in fourth quarter 2007. This was the third cash distribution received by the Partnership from Great Lakes.

Cash distributions of $23.8 million were received from Northern Border during fourth quarter 2007, a decrease of $0.5 million compared to the same period in 2006.

Cash balances of Tuscarora are consolidated by the Partnership effective December 19, 2006 and as a result, the Partnership ceased reporting distributions from Tuscarora after that date. Cash flows from Tuscarora’s operating activities for fourth quarter 2007 were $5.2 million. In fourth quarter 2007, Tuscarora incurred capital expenditures of $8.9 million primarily related to the compressor station expansion project in Likely, California. The capital expenditures were financed by operating cash flow.

The Partnership paid $25.4 million of cash distributions to unitholders and its general partner in fourth quarter 2007, an increase of $14.1 million compared to $11.3 million for the same period in 2006. This cash distribution represents a payment of $0.66 per common unit, an increase of $0.06 per common unit compared to the cash distribution paid in fourth quarter 2006.

The Partnership repaid $31.3 million of debt in fourth quarter 2007, offset by debt issuances of $19.0 million. As at December 31, 2007, there was $507.0 million outstanding under the Partnership’s Senior Credit Facility.

Year Ended December 31, 2007
Partnership cash flows were $134.7 million for the year ended December 31, 2007, an increase of $64.8 million or 93 per cent compared to $69.9 million in 2006. Total cash distributions received increased $59.5 million to $147.6 million in 2007 from $88.1 million in the prior year primarily due to cash distributions received from Great Lakes. Cash flows from Tuscarora’s operating activities were $19.9 million for the year ended December 31, 2007. The Partnership incurred costs of $32.8 million in 2007 compared to $18.2 million in the prior year, primarily due to higher average debt outstanding as a result of additional financing in 2006 and 2007 related to acquisitions, partially offset by a $1.4 million gain related to hedging activity.

On February 22, 2007, the Partnership acquired a 46.45 per cent general partner interest in Great Lakes from El Paso Corporation for $733.4 million in cash, subject to certain closing adjustments. This acquisition was partially financed by a private placement of 17,356,086 common units at $34.57 per common unit for gross proceeds of $600.0 million. An indirect wholly-owned subsidiary of TransCanada purchased 8,678,045 of the 17,356,086 common units issued for gross proceeds of $300.0 million. In addition, TC PipeLines GP maintained its two per cent general partner interest in the Partnership by contributing $12.6 million to the Partnership in connection with the private placement. The Great Lakes acquisition contributed $61.3 million to cash distributions received for the year ended December 31, 2007.

In 2007, the Partnership received cash distributions of $86.3 million from Northern Border, an increase of $5.9 million compared to the prior year primarily as a result of the additional 20 per cent general partner interest acquired on April 6, 2006. The Partnership made equity contributions of $7.5 million to Northern Border in 2007 which were used to repay indebtedness.

Cash flows from Tuscarora’s operating activities for the year ended December 31, 2007 were $19.9 million. Tuscarora incurred capital expenditures of $13.2 million in 2007 primarily related to the compressor station expansion project in Likely, California. The capital expenditures were financed by operating cash flow.

The Partnership paid $86.7 million of cash distributions to unitholders and its general partner in 2007, an increase of $43.2 million compared to $43.5 million for the same period in 2006. The cash distributions paid for the year ended December 31, 2007 represent a payment of $2.565 per common unit, an increase of $0.24 per common unit compared to the cash distributions paid in 2006.

The Partnership issued $171.5 million of debt during the year ended December 31, 2007, offset by debt repayments of $66.2 million. $126.0 million of debt was issued to partially finance the Great Lakes acquisition. At December 31, 2007, there was $231.0 million available to the Partnership under its Senior Credit Facility.

Conference Call
Analysts, members of the public, the media and other interested parties are invited to participate in a teleconference and audio webcast on Friday, February 22, 2008 at 12 p.m. (Eastern). Mark Zimmerman, president of the general partner, will discuss fourth quarter 2007 financial results and general developments and issues concerning the Partnership followed by a question and answer session for the investment community and media. To participate, please call (866) 542-4262. A replay of the conference call will also be available two hours after the conclusion of the call and until midnight, Friday, February 29, 2008, by dialing (800) 408-3053, then entering pass code 3248040#.

A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. An audio replay of the call will be available on the website.

TC PipeLines, LP is a publicly traded limited partnership. TC PipeLines, LP has interests in more than 3,600 miles of federally regulated U.S. interstate natural gas pipelines, including Great Lakes Gas Transmission Limited Partnership (46.45 per cent ownership), Northern Border Pipeline Company (50 per cent ownership) and Tuscarora Gas Transmission Company (100 per cent ownership). Great Lakes is a 2,115-mile pipeline serving markets in Minnesota, Wisconsin, Michigan and eastern Canada. The 1,249-mile Northern Border Pipeline transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile pipeline system that transports natural gas from Oregon where it interconnects to TransCanada’s Gas Transmission Northwest System. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc., also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Stock Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information

This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statement to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the Partnership's current expectations include regulatory decisions, particularly those of the Federal Energy Regulatory Commission and the Securities and Exchange Commission, the ability of Great Lakes and Northern Border to recontract their available capacity at maximum rates, our ability to identify accretive growth opportunities, operational decisions of Northern Border’s and Great Lakes’ operator, the failure of a shipper on any one of the Partnership’s pipelines to perform its contractual obligations, supply of natural gas in the Western Canada sedimentary basin and in competing basins, such as the Rocky Mountains, future demand for natural gas, overcapacity in the industry, costs related to our pipeline systems’ pipeline integrity programs, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent quarterly reports on Form 10-Q.

Media Inquiries:	Shela Shapiro / Cecily Dobson	(403) 920-7859
(800) 608-7859

Unitholder and Analyst Inquiries:	Myles Dougan	(877) 290-2772 investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statement of Income
	Three months ended December 31		Twelve months ended December 31
(unaudited)
(millions of dollars except per common unit amounts)	2007	2006	2007	2006

Equity income from investment in Great Lakes (1)	14.7	-	49.0	-
Equity income from investment in Northern Border (2)	16.9	16.5	61.2	56.6
Equity income from investment in Tuscarora (3)	-	1.0	-	5.9
Transmission revenues	6.9	0.9	27.2	0.9
Operating expenses	(1.9)	(0.9)	(8.3)	(2.7)
Depreciation	(1.6)	(0.2)	(6.3)	(0.2)
Financial charges, net and other	(8.3)	(6.0)	(33.8)	(15.8)
Net income	26.7	11.3	89.0	44.7

Net income allocation
Common units	24.3	10.5	81.3	41.8
General partner	2.4	0.8	7.7	2.9
	26.7	11.3	89.0	44.7

Net income per common unit (4)	$0.70	$0.60	$2.51	$2.39

Weighted average common units outstanding (millions)	34.9	17.5	32.3	17.5

Common units outstanding, end of the period (millions)	34.9	17.5	34.9	17.5

Consolidated Balance Sheet

(unaudited)
(millions of dollars)	December 31, 2007	December 31, 2006
ASSETS
Current Assets
Cash and short-term investments	6.8	4.0
Accounts receivable and other	4.2	2.5
	11.0	6.5
Investment in Great Lakes (1)	721.1	-
Investment in Northern Border (2)	541.9	561.2
Plant, property and equipment	134.1	127.0
Goodwill	81.7	79.2
Other assets	2.8	3.9
	1,492.6	777.8

LIABILITIES AND PARTNERS' EQUITY
Current Liabilities
Bank indebtedness	1.4	-
Accounts payable	4.8	3.3
Accrued interest	3.0	1.3
Current portion of long-term debt	4.6	4.7
	13.8	9.3
Hedging deferrals	9.9	-
Long-term debt	568.8	463.4
	592.5	472.7
Non-controlling interests	-	1.2
Partners' Equity
Common units	892.3	295.6
General partner	19.1	6.5
Accumulated other comprehensive (loss)/income	(11.3)	1.8
	900.1	303.9
	1,492.6	777.8

Consolidated Statement of Cash Flows
	Three months ended December 31		Twelve months ended December 31
(unaudited)
(millions of dollars)	2007	2006	2007	2006

CASH GENERATED FROM OPERATIONS
Net income	26.7	11.3	89.0	44.7
Depreciation	1.6	0.2	6.3	0.2
Amortization of other assets	0.1	0.7	0.4	0.9
Non-controlling interests	-	-	0.2	-
Equity allowance for funds used during construction	(0.1)	-	(0.2)	-
Decrease/(increase) in operating working capital	2.2	(4.2)	2.9	0.3
	30.5	8.0	98.6	46.1

INVESTING ACTIVITIES
Return of capital from Great Lakes	5.6	-	12.3	-
Return of capital from Northern Border	6.9	7.8	25.1	23.8
Return of capital from Tuscarora	-	0.5	-	1.8
Investment in Great Lakes	-	-	(733.0)	-
Investment in Northern Border	-	-	(7.5)	(311.1)
Investment in Tuscarora, net of cash acquired	(3.9)	(97.2)	(3.9)	(97.2)
Increase in cash due to the consolidation of Tuscarora	-	2.6	-	2.6
Capital expenditures	(8.9)	-	(13.2)	-
Other assets	0.1	(1.0)	(1.2)	(1.9)
	(0.2)	(87.3)	(721.4)	(382.0)

FINANCING ACTIVITIES
Distributions paid	(25.4)	(11.3)	(86.7)	(43.5)
Equity issuances, net	-	-	607.0	-
Long-term debt issued	19.0	397.0	171.5	707.0
Long-term debt repaid	(31.3)	(309.4)	(66.2)	(325.9)
	(37.7)	76.3	625.6	337.6

(Decrease)/increase in cash and short-term investments	(7.4)	(3.0)	2.8	1.7
Cash and short-term investments, beginning of period	14.2	7.0	4.0	2.3

Cash and short-term investments, end of period	6.8	4.0	6.8	4.0

Interest payments made	10.4	8.6	34.3	13.9

(1)Great Lakes Gas Transmission Limited Partnership

The Partnership acquired a 46.45 per cent interest in Great Lakes on February 22, 2007. Summarized operating and financial information of Great Lakes for the three months ended December 31, 2007, the period February 23, 2007 to December 31, 2007 and as at December 31, 2007 is as follows:

	Three months ended December 31		For the period February 23 to December 31
(unaudited)	2007	2006	2007	2006

Operating Results
Gas delivered (million cubic feet)	203,164		693,017
Average throughput (million cubic feet per day)	2,208		2,221

Financial Results (millions of dollars)
Transmission revenues	74.0		236.2
Operating expenses	(19.7)		(53.7)
Depreciation	(14.5)		(49.4)
Financial charges, net and other	(8.1)		(27.6)
Net income	31.7		105.5

Capital Expenditures (millions of dollars)

Maintenance	11.0		16.7

	December 31,	December 31,
	2007	2006
Summary Balance Sheet Data (millions of dollars)	(unaudited)	(unaudited)

Total assets	1,056.7

Other current liabilities and deferred credits	51.1
Long-term debt (including current maturities)	440.0
Partners' capital	565.6
Total liabilities and partners' equity	1,056.7

(2)Northern Border Pipeline Company

For the twelve months ended December 31, 2007, the three months ended December 31, 2006 and as at December 31, 2007 and 2006, the Partnership held a 50 per cent general partner interest in Northern Border. For the twelve months ended December 31, 2006, the Partnership held a 30 per cent general partner interest in Northern Border until April 6, 2006 when an additional 20 per cent general partner interest was acquired. Summarized operating and financial information of Northern Border for the three and twelve months ended December 31, 2007 and 2006 and as at December 31, 2007 and 2006 is as follows:

	Three months ended December 31		Twelve months ended December 31

(unaudited)	2007	2006	2007	2006

Operating Results
Gas delivered (million cubic feet)	198,153	195,361	799,637	799,301
Average throughput (million cubic feet per day)	2,208	2,178	2,247	2,246

Financial Results (millions of dollars)
Transmission revenues	81.4	79.4	309.4	310.9
Operating expenses	(21.8)	(20.9)	(83.5)	(81.0)
Depreciation	(15.1)	(14.7)	(60.7)	(58.7)
Financial charges, net and other	(10.2)	(10.3)	(41.1)	(41.3)
Net income	34.3	33.5	124.1	129.9

Capital Expenditures (millions of dollars)
Maintenance	3.2	3.7	10.6	10.4
Growth	-	0.2	-	10.5

	December 31,	December 31,
	2007	2006
Summary Balance Sheet Data (millions of dollars)	(unaudited)	(unaudited)

Total assets	1,514.9	1,544.7

Current liabilities and deferred credits and other	61.5	49.8
Long-term debt (including current maturities)	615.3	619.8
Partners' capital	840.5	874.1
Accumulated other comprehensive (loss)/income	(2.4)	1.0
Total liabilities and partners' equity	1,514.9	1,544.7

(3)Tuscarora Gas Transmission Company

As at December 31, 2007, the Partnership wholly-owns Tuscarora. For the twelve months ended December 31, 2007 and as at December 31, 2006, the Partnership owned or controlled a 99 per cent general partner interest in Tuscarora. For the twelve months ended December 31, 2006, the Partnership held a 49 per cent general partner interest in Tuscarora until December 19, 2006 when an additional 49 per cent general partner interest was acquired. Summarized operating and financial information of Tuscarora for the three and twelve months ended December 31, 2007 and 2006 and as at December 31, 2007 and 2006 is as follows:

	Three months ended December 31		Twelve months ended December 31

(unaudited)	2007	2006	2007	2006

Operating Results
Gas delivered (million cubic feet)	7,966	8,216	28,257	28,067
Average throughput (million cubic feet per day)	87	89	77	77

Financial Results (millions of dollars)
Transmission revenues	6.9	6.9	27.2	29.5
Operating expenses	(1.2)	(1.3)	(4.9)	(4.7)
Depreciation	(1.6)	(1.5)	(6.3)	(6.2)
Financial charges, net and other	(1.0)	(1.4)	(4.4)	(5.3)
Net income	3.1	2.7	11.6	13.3

Cash Flows From Operating Activities (*) (millions of dollars)
Net income	3.1	2.7	11.6	13.3
Add:
Depreciation	1.6	1.5	6.3	6.2
Amortization of debt issuance costs	-	-	0.1	0.1
Equity allowance for funds used during construction	(0.1)	-	(0.2)	-
Changes in operating assets and liabilities	0.6	(0.6)	2.1	0.9
Cash flows from operating activities	5.2	3.6	19.9	20.5

Capital Expenditures (millions of dollars)
Maintenance	0.1	-	0.1	0.3
Growth	8.7	1.3	13.1	1.3

	December 31,	December 31,
	2007	2006
Summary Balance Sheet Data (millions of dollars)	(unaudited)	(unaudited)

Total assets	143.4	132.9

Other current liabilities	6.1	2.4
Long-term debt (including current maturities)	66.4	71.1
Partners' capital	70.9	59.3
Accumulated other comprehensive income	-	0.1
Total liabilities and partners' equity	143.4	132.9

(*) The Partnership accounted for its investment in Tuscarora using the equity method until December 19, 2006 and began consolidating Tuscarora's operations upon acquisition of an additional 49 per cent general partner interest.  Cash flows from Tuscarora's operating activities during the period December 20, 2006 to December 31, 2006 were immaterial, and therefore are not considered in the calculation of Partnership cash flows.

(4) Net income per common unit is computed by dividing net income, after deduction of the general partner’s allocation, by the weighted average number of common units outstanding. The general partner’s allocation is computed based upon the general partner’s two per cent interest plus an amount equal to incentive distributions.